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                                                               EXHIBIT 99.(a)(3)

                       NAVIGATOR SECURITIES LENDING TRUST

                    AMENDMENT NO. 2 TO MASTER TRUST AGREEMENT


            AMENDMENT NO. 2 to the Master Trust Agreement of Navigator Securities Lending Trust, dated June 15, 1995, made at Boston, Massachusetts this 5th day of September, 1997.

            WHEREAS, Section 7.3 of the Master Trust Agreement dated June 15, 1995 (the "Agreement") of Navigator Securities Lending Trust (the "Trust") provides that the Agreement may be amended at any time, so long as such amendment does not materially adversely affect the rights of any shareholder of the Trust and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of such Trustees.

            WHEREAS, the Trustees desire to amend the Agreement to change the name of each portfolio series of the Trust (hereinafter each a "Sub-trust") as follows: Navigator Government portfolio shall be renamed Navigator Securities Lending Government Portfolio; Navigator Prime Portfolio shall be renamed Navigator Securities Lending Prime Portfolio; and Navigator Short-Term Bond Portfolio shall be renamed Navigator Securities Lending Short-Term Bond Portfolio;

            NOW, THEREFORE, the undersigned officer, pursuant to a vote of the Trustees, hereby amend the Agreement as follows:

1. The first sentence of the first paragraph of Section 4.2 of the Agreement is hereby amended in its entirety to read as follows:

            Without limiting the authority of the Trustees set forth in Section
            4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate three (3) Sub-Trusts: (i) Navigator Securities Lending Government Portfolio, (ii) Navigator Securities Lending Prime Portfolio, and (iii) Navigator Securities Lending Short-Term Bond Portfolio, each of which shall have a single class of Shares.

            IN WITNESS WHEREOF, the undersigned hereunto has set his hand in the City of Boston, Commonwealth of Massachusetts, for himself and his assigns, as of the 22nd day of September, 1997.

                                     /s/Philip H. Newman
                                     Philip H. Newman, Assistant Secretary